Exhibit 99.1

Media Contacts:	Investor Relations:
Lena Clark	John Untereker
lclark@wardcc.com	Juntereker@aeti.com
Shanta Mauney	Joe McGuire
smauney@wardcc.com	Jmcguire@aeti.com

FOR IMMEDIATE RELEASE

May 16, 2007

American Access Technologies and M&I Electric Industries

Complete Merger

Combined company adopts the name American Electric Technologies, Inc.

Stock to begin trading under the NASDAQ symbol AETI

HOUSTON and KEYSTONE HEIGHTS, FLA.—May 16, 2007—American Access Technologies, Inc. (NASDAQ: AATK) and privately held M&I Electric Industries, Inc. announced today the completion of their previously announced merger. The newly-combined company will operate as American Electric Technologies, Inc. and will begin trading today on the NASDAQ Capital Market under the symbol “AETI.”

Arthur Dauber, president and CEO of M&I Electric, was named chairman and CEO of American Electric Technologies. The American Access business will be run by Timothy Adams, former president and chief operating officer of American Access Technologies.

“By leveraging American Access’ expertise in electrical enclosure manufacturing, we expect to further our efforts to become one of the leading providers of power delivery solutions for the energy industry,” said Dauber. “We believe this merger will also increase the company’s ability to raise additional capital to fund new R&D projects, acquire companies aligned with our growth strategy and further develop innovative technologies to benefit customers, shareholders and the industry.”

M&I Electric has been a leading global supplier of custom-engineered power delivery solutions to the traditional and alternative energy industries for over 60 years. The principal markets served include oil and gas exploration and production including offshore and land drilling, pipelines, land and offshore production, and service and production vessels; petrochemical and refining; and the water and wastewater facilities industry.

In connection with the merger, the company has effected a five-to-one reverse stock split of its common stock. As a result, American Electric Technologies has approximately 7.6 million shares issued and outstanding, of which approximately 80 percent are held by prior M&I stockholders and approximately 20 percent are held by American Access stockholders.

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American Access Technologies and M&I Electric Complete Merger/2

Adams, who will now become a vice president of AETI, said, “American Access’ customers can expect continued product quality and satisfaction with our cabling and wireless enclosures and our custom metal fabrication services. The merger is expected to put us in a strong financial position and push us forward as an industry leader. We will all work together closely to ensure a smooth integration as one company.”

American Access, based in Keystone Heights, Fla., designs and manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors and in custom furniture for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. Its Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

The American Electric Technologies board of directors includes four members from the M&I board of directors, two continuing members from the American Access board of directors and one new director. The American Access directors who will continue on the board are Howard Kelley and Lamar Nash. The M&I directors who will serve on the AETI board are: Arthur G. Dauber, Stuart Schube, J. Hoke Peacock II and Paul N. Katz. Peter Menikoff has joined the board and has been appointed as chairman of the audit committee. Menikoff has served as a director of ACE Limited since 1986.

Other AETI officers are:

John H. Untereker	Senior Vice President, CFO and Secretary

Neal T. Hare	Senior Vice President of Operations

James J. Steffek	Executive Vice President of Sales and Business Development

Charles M. Dauber	Senior Vice President of Marketing

Joseph F. McGuire	Vice President and Treasurer

Erik Wiisanen	Vice President, Sales and Marketing, Omega Metals Division

American Electric Technologies, Inc. (NASDAQ: AETI) is a leading provider of custom-engineered power delivery solutions for the generation, transmission and utilization of energy. AETI will offer M&I Electric power distribution and control solutions, field service and testing services, and E&I construction services, as well as American Access zone enclosures, and Omega Metals custom fabrication services. AETI is headquartered in Houston and has global sales, support and manufacturing operations in Keystone Heights, Fla., Beaumont, Texas, Mississippi, Singapore and China. For more information about AETI, visit www.aeti.com.

Forward Looking Statement

Statements included in this release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding expected benefits and value of the merger; increased demand for the Company’s products and services; strategy; forecasts of revenues; earnings estimates; statements regarding contracts, work or revenue opportunities that may be secured in the future; and, related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time.

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American Access Technologies and M&I Electric Complete Merger/3

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, anticipated synergies from the merger not being achieved; inherent risks of integrating two companies; changes in demand for products and services from external factors including general economic conditions or changes in the oil and gas and other industries in which the Company operates; delays in the award of new projects; the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company’s customers; dependence on key personnel and hiring and retaining professional staff and key personnel; fluctuations in quarterly results from a variety of internal and external factors including changes in the estimates with respect to the completion of fixed-price contracts; and, competition in the marketplace especially from competitors with greater financial resources and financing capabilities. These and other risks which may impact management’s expectations are described in greater detail in the proxy statement previously filed by American Access Technologies, Inc. with the Securities and Exchange Commission in connection with the merger and other reports as may be filed by Company. The Company undertakes no obligation to publicly release the result of any revisions to such forward-looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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